Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President – Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS LOSS OF $0.27 PER SHARE
FROM CONTINUING OPERATIONS AFTER
$0.47 PER SHARE CHARGE IN THIRD QUARTER

LAKE FOREST, Ill., Oct. 26, 2007– Brunswick Corporation (NYSE: BC) reported today a net loss of $0.27 per diluted share from continuing operations for the third quarter of 2007 due to a $0.47 per diluted share impairment charge described below.  This compares with net earnings from continuing operations of $0.54 per diluted share for the same period in 2006.  Further, results in the third quarters of 2007 and 2006 include tax-related benefits of $0.04 and $0.06 per diluted share, respectively.  Excluding the charge and the tax benefits, Brunswick had net earnings from continuing operations of $0.16 per diluted share in the third quarter of 2007, compared with $0.48 per diluted share in the same period in 2006.
“Operating results for the quarter were in line with our expectations,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.  “We continue to report strong sales from our non-U.S. marine operations, marine parts and accessories and fitness equipment business unit, which have helped to offset the steady decline in the marine markets in the United States.  Our challenge under these circumstances is to manage pipeline inventories to maintain the health of our business and that of our dealers, and we are pleased with our efforts.  The activities we have undertaken to manage the pipeline in this environment have adversely affected our performance.  Nevertheless, we continue to expect our earnings for 2007 to fall within the range of $1.20 to $1.30 per diluted share.”
“Further, we head into the final quarter of the year in a strong financial position,” McCoy said.  “Debt-to-total capital was 27.6 percent at quarter end, and our cash balance totaled $327.8 million.  Maintaining significant liquidity remains a high priority during this marine downturn.”

Third Quarter Results
For the quarter ended Sept. 29, 2007, net sales from continuing operations decreased 1 percent to $1,326.2 million, down from $1,337.8 million a year earlier.  The company had an operating loss of $46.3 million from continuing operations in the third quarter of 2007, compared with operating earnings of $74.3 million in the year-ago third quarter.  The operating loss was the result of a $66.4 million pre-tax impairment charge to write down the trade names of certain outboard boat brands.
Commenting on the charge, McCoy said, “This accounting requirement was precipitated largely by the significant decline in retail demand for outboard boats.  Our actions should not be viewed as a commentary on the intrinsic value of the products, or on our strong commitment to this market segment, and our dealers and customers throughout the country.”
The company’s net loss from continuing operations for the third quarter of 2007 totaled $23.7 million, or $0.27 per diluted share, including the impairment charge of $0.47 per diluted share, compared with net earnings of $50.4 million, or $0.54 per diluted share, for the third quarter of 2006.  As stated earlier, both periods include tax-related benefits of $0.04 and $0.06 per diluted share for the third quarters of 2007 and 2006, respectively.

The company said that during the third quarter of 2007, it acquired 1 million shares of its common stock for approximately $28 million.  Since the beginning of the year, approximately 3.6 million shares have been acquired for about $115 million.  Diluted shares outstanding averaged 89.0 million in the third quarter of 2007, down from 93.7 million for the third quarter of 2006.  The company said it had approximately $251 million remaining under a $500 million repurchase authorization.

Discontinued Operations
The company reported net earnings from discontinued operations of $25.6 million, or $0.29 per diluted share, compared with a net loss of $13.9 million, or $0.15 per diluted share, for the third quarter of 2006.  During the quarter, the company sold its fleet management business, which completed the divestiture of its Brunswick New Technologies business unit.  The improved performance for the third quarter of 2007 was attributable to a gain on the sale of the business and tax-related benefits.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, which produces fiberglass and aluminum boats and marine parts and accessories, as well as offers dealer management systems.  The Boat segment reported net sales for the third quarter of 2007 of $613.9 million, down 10 percent compared with $679.2 million in the third quarter of 2006.  The segment had an operating loss of $23.9 million for the third quarter of 2007, excluding the charge discussed above.  This compares with operating earnings of $24.8 million reported in the third quarter of 2006.
“Sales for our boat brands were down versus the year-ago quarter, reflecting lower shipments in our efforts to reduce pipeline inventories in light of the weak marine retail environment in the United States,” McCoy said.  “Our boat parts and accessories business unit, however, posted double-digit sales gains in the quarter.  Along with the impairment charge, the operating loss for the quarter is due to the combined effects of reduced sales, lower fixed-cost absorption on reduced production levels, a significant increase in promotional spending in conjunction with our dealers to drive retail sales, and costs associated with plant closures and the startup of a newly acquired manufacturing facility.”

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, reported net sales of $566.7 million in the third quarter of 2007, up 6 percent from $536.5 million in the year-ago quarter.  Operating earnings in the third quarter decreased to $47.5 million versus $50.4 million, while operating margins declined to 8.4 percent from 9.4 percent for the same quarter in 2006.
 “Sales growth in the quarter was driven by Mercury’s international operations, which were up double digits, along with solid contributions from parts and accessories,” McCoy said.  “Sales were down single digits for the quarter in our sterndrive engine business, reflecting retail softness in the fiberglass sterndrive category in the United States.  Meanwhile, we did see sales growth in outboard engines, where significant progress has already been made to correct the pipeline.  Operating earnings were adversely affected by a mix shift to lower-margin outboard engines and higher variable compensation costs, which were partially offset by cost savings from restructuring efforts.”
McCoy said Brunswick will continue to adjust production rates in both boats and engines as needed to effectively manage pipeline inventories through the 2008 model year, which ends June 30, 2008.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment.  Fitness segment net sales increased 10 percent in the third quarter of 2007 to $150.2 million, up from $136.6 million in the year-ago quarter.  Segment operating earnings for the quarter totaled $11.8 million, down from $12.6 million in the third quarter of 2006, and operating margins were 7.9 percent compared with 9.2 percent a year ago.
“The segment reported higher sales of commercial equipment in both the United States and non-U.S. markets,” McCoy said.  “Our lower operating earnings reflect higher research and development and marketing spending associated with new cardiovascular product introductions, as well as a shift in product mix to lower- margin strength equipment in non-U.S. markets.  We will continue to invest for the future, while seeking to more effectively and economically manufacture and deliver our products throughout the world.”

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables.  Segment sales in the third quarter of 2007 totaled $114.6 million, up from $113.4 million in the year-ago quarter.  For the quarter, the segment had an operating loss of $0.2 million, compared with operating earnings of $3.1 million during the same period a year ago.
“For the quarter, the segment saw sales gains from retail bowling centers, partially offset by a decline in bowling products,” McCoy explained.  “Operating earnings were adversely affected by start-up costs associated with the opening of two new Brunswick Zone XL bowling centers, as well as continuing production issues relating to the transition of our bowling ball manufacturing to Mexico.”

Nine-Month Results
For the nine months ended Sept. 29, 2007, the company had net sales from continuing operations of $4,235.2 million, down from $4,294.2 million for the first three quarters of 2006.  Operating earnings totaled $93.0 million for the first nine months of 2007, including the $66.4 million charge, down from $310.7 million for the corresponding period in 2006, and operating margins were 2.2 percent versus 7.2 percent a year ago.
Net earnings from continuing operations for the first nine months of 2007 totaled $67.5 million, or $0.75 per diluted share, compared with $219.0 million, or $2.30 per diluted share, for the same period in 2006.  Results for the first nine months of 2007 also include the charge of $0.46 per diluted share, recognized in the third quarter.  Results for the first nine months of 2007 and 2006 include $0.06 and a $0.25 per diluted share of tax-related benefits, respectively.  Excluding the charge and tax-related benefits, the company had earnings per diluted share of $1.15 for the first three quarters of 2007 compared with $2.05 per diluted share for the same period in 2006.

Discontinued Operations
For the first nine months of 2007, the company reported net earnings from discontinued operations of $37.3 million, or $0.41 per diluted share, as compared with a net loss of $31.9 million, or $0.34 per diluted share, for the comparable period a year ago.

Forward-Looking Statements
Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of (i) the amount of disposable income available to consumers for discretionary purchases, and (ii) the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment and products; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the success of marketing and cost management programs; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; adverse foreign economic conditions; the success of global sourcing and supply chain initiatives; the ability to obtain components and raw materials from suppliers; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the effect of weather conditions on demand for marine products and retail bowling center revenues; and the ability to successfully integrate acquisitions.  Additional factors are included in the company’s Annual Report on Form 10-K for 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Rayglass, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Three Months Ended
	Sept. 29,	Sept. 30,
	2007	2006	% Change

Net sales	$1,326.2	$1,337.8	-1%
Cost of sales	1,067.8	1,048.9	2%
Selling, general and administrative expense	207.3	182.5	14%
Research and development expense	31.0	32.1	-3%
Impairment charges	66.4	-	NM
Operating earnings (loss)	(46.3)	74.3	NM
Equity earnings	3.0	2.9	3%
Other income (expense), net	7.5	0.5	NM
Earnings (loss) before interest and income taxes	(35.8)	77.7	NM
Interest expense	(12.8)	(15.7)	-18%
Interest income	1.9	5.0	-62%
Earnings (loss) before income taxes	(46.7)	67.0	NM
Income tax (benefit) provision	(23.0)	16.6
Net earnings (loss) from continuing operations	(23.7)	50.4	NM

Discontinued operations:
Earnings (loss) from discontinued operations, net of tax	4.6	(13.9)	NM
Gain on disposal of discontinued operations, net of tax	21.0	-	NM
Net earnings (loss) from discontinued operations	25.6	(13.9)	NM

Net earnings	$1.9	$36.5	-95%

Earnings per common share:
Basic
Net earnings (loss) from continuing operations	$(0.27)	$0.54	NM
Earnings (loss) from discontinued operations, net of tax	0.05	(0.15)	NM
Gain on disposal of discontinued operations, net of tax	0.24	-	NM

Net earnings	$0.02	$0.39	-95%

Diluted
Net earnings (loss) from continuing operations	$(0.27)	$0.54	NM
Earnings (loss) from discontinued operations, net of tax	0.05	(0.15)	NM
Gain on disposal of discontinued operations, net of tax	0.24	-	NM

Net earnings	$0.02	$0.39	-95%

Weighted average number of shares used for computation of:
Basic earnings per share	89.0	93.2	-5%
Diluted earnings per share	89.0	93.7	-5%

Effective tax rate	49.4%	24.8%

Supplemental earnings per common share information
Diluted net earnings (loss) from continuing operations	$(0.27)	$0.54	NM
Impairment charges, net of tax	0.47	-	NM
Non-recurring tax benefits	(0.04)	(0.06)	NM

Diluted net earnings from continuing operations, as adjusted	$0.16	$0.48	-67%

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Nine Months Ended
	Sept. 29,	Sept. 30,
	2007	2006	% Change

Net sales	$4,235.2	$4,294.2	-1%
Cost of sales	3,348.1	3,337.1	0%
Selling, general and administrative expense	627.5	549.8	14%
Research and development expense	100.2	96.6	4%
Impairment charges	66.4	-	NM
Operating earnings	93.0	310.7	-70%
Equity earnings	16.4	14.7	12%
Other income (expense), net	7.3	(2.2)	NM
Earnings before interest and income taxes	116.7	323.2	-64%
Interest expense	(39.7)	(43.5)	-9%
Interest income	5.6	10.4	-46%
Earnings before income taxes	82.6	290.1	-72%
Income tax provision	15.1	71.1
Net earnings from continuing operations	67.5	219.0	-69%

Discontinued operations:
Earnings (loss) from discontinued operations, net of tax	8.6	(31.9)	NM
Gain on disposal of discontinued operations, net of tax	28.7	-	NM
Net earnings (loss) from discontinued operations	37.3	(31.9)	NM

Net earnings	$104.8	$187.1	-44%

Earnings per common share:
Basic
Net earnings from continuing operations	$0.75	$2.32	-68%
Earnings (loss) from discontinued operations, net of tax	0.09	(0.34)	NM
Gain on disposal of discontinued operations, net of tax	0.32	-	NM

Net earnings	$1.16	$1.98	-41%

Diluted
Net earnings from continuing operations	$0.75	$2.30	-67%
Earnings (loss) from discontinued operations, net of tax	0.09	(0.34)	NM
Gain on disposal of discontinued operations, net of tax	0.32	-	NM

Net earnings	$1.16	$1.96	-41%

Weighted average number of shares used for computation of:
Basic earnings per share	90.3	94.5	-4%
Diluted earnings per share	90.7	95.3	-5%

Effective tax rate	18.3%	24.5%

Supplemental earnings per common share information
Diluted net earnings from continuing operations	$0.75	$2.30	-67%
Impairment charges, net of tax	0.46	-	NM
Non-recurring tax benefits	(0.06)	(0.25)	NM

Diluted net earnings from continuing operations, as adjusted	$1.15	$2.05	-44%

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Net Sales			Operating Earnings			Operating Margin
	Three Months Ended			Three Months Ended			Three Months Ended
	Sept. 29,	Sept. 30,	%	Sept. 29,	Sept. 30,	%	Sept. 29,	Sept. 30,
	2007	2006	Change	2007	2006	Change	2007	2006

Boat (1)	$613.9	$679.2	-10%	$(90.3)	$24.8	NM	-14.7%	3.7%
Marine Engine	566.7	536.5	6%	47.5	50.4	-6%	8.4%	9.4%
Marine eliminations	(119.1)	(127.8)		-	-
Total Marine	1,061.5	1,087.9	-2%	(42.8)	75.2	NM	-4.0%	6.9%

Fitness	150.2	136.6	10%	11.8	12.6	-6%	7.9%	9.2%
Bowling & Billiards	114.6	113.4	1%	(0.2)	3.1	NM	-0.2%	2.7%
Eliminations	(0.1)	(0.1)		-	-
Corp/Other	-	-		(15.1)	(16.6)	9%

Total	$1,326.2	$1,337.8	-1%	$(46.3)	$74.3	NM	-3.5%	5.6%

	Net Sales			Operating Earnings			Operating Margin
	Nine Months Ended			Nine Months Ended			Nine Months Ended
	Sept. 29,	Sept. 30,	%	Sept. 29,	Sept. 30,	%	Sept. 29,	Sept. 30,
	2007	2006	Change	2007	2006	Change	2007	2006

Boat (1)	$2,045.7	$2,199.9	-7%	$(51.5)	$126.3	NM	-2.5%	5.7%
Marine Engine	1,808.9	1,760.0	3%	162.5	190.0	-14%	9.0%	10.8%
Marine eliminations	(382.0)	(404.0)		-	-
Total Marine	3,472.6	3,555.9	-2%	111.0	316.3	-65%	3.2%	8.9%

Fitness	439.2	400.3	10%	27.3	28.9	-6%	6.2%	7.2%
Bowling & Billiards	323.6	338.2	-4%	5.4	16.5	-67%	1.7%	4.9%
Eliminations	(0.2)	(0.2)		-	-
Corp/Other	-	-		(50.7)	(51.0)	1%

Total	$4,235.2	$4,294.2	-1%	$93.0	$310.7	-70%	2.2%	7.2%

(1) Boat segment operating earnings for the three and nine months ended September 29, 2007, include a $66.4 million impairment charge recorded in the third quarter of 2007.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	Sept. 29,	Dec. 31,	Sept. 30,
	2007	2006	2006
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$327.8	$283.4	$559.5
Accounts and notes receivables, net	510.9	492.3	473.3
Inventories
Finished goods	510.7	410.4	398.5
Work-in-process	348.0	308.4	330.6
Raw materials	148.4	143.1	152.6
Net inventories	1,007.1	861.9	881.7
Deferred income taxes	250.3	249.9	282.8
Prepaid expenses and other	75.6	85.4	65.0
Current assets held for sale	-	105.5	111.3
Current assets	2,171.7	2,078.4	2,373.6

Net property	1,049.5	1,014.9	993.2

Other assets
Goodwill	679.2	663.6	659.4
Other intangibles, net	249.7	322.6	345.8
Investments and other long-term assets	321.4	338.0	368.5
Long-term assets held for sale	-	32.8	94.2
Other assets	1,250.3	1,357.0	1,467.9

Total assets	$4,471.5	$4,450.3	$4,834.7

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$0.2	$0.7	$249.7
Accounts payable	461.7	448.6	403.3
Accrued expenses	857.8	748.9	742.5
Current liabilities held for sale	-	95.0	69.7
Current liabilities	1,319.7	1,293.2	1,465.2

Long-term debt	726.1	725.7	726.0
Other long-term liabilities	522.3	550.9	596.8
Long-term liabilities held for sale	-	8.7	8.1
Common shareholders' equity	1,903.4	1,871.8	2,038.6

Total liabilities and shareholders' equity	$4,471.5	$4,450.3	$4,834.7

Supplemental information
Debt-to-capitalization rate	27.6%	28.0%	32.4%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Nine Months Ended
	Sept. 29,	Sept. 30,
	2007	2006
Cash flows from operating activities
Net earnings from continuing operations	$67.5	$219.0
Depreciation and amortization	130.2	123.1
Changes in noncash current assets and current liabilities	(50.0)	(143.7)
Impairment charges	66.4	-
Income taxes and other, net	25.8	17.6
Net cash provided by operating activities of continuing operations	239.9	216.0
Net cash used for operating activities of discontinued operations	(19.3)	(38.2)
Net cash provided by operating activities	220.6	177.8

Cash flows from investing activities
Capital expenditures	(156.3)	(139.7)
Acquisitions of businesses, net of cash acquired	(6.2)	(82.7)
Investments	9.1	14.5
Proceeds from the sale of property, plant and equipment	5.3	6.8
Other, net	12.1	(0.4)
Net cash used for investing activities of continuing operations	(136.0)	(201.5)
Net cash provided by (used for) investing activities of discontinued operations	65.2	(4.8)
Net cash used for investing activities	(70.8)	(206.3)

Cash flows from financing activities
Net issuances (repayments) of commercial paper and other short-term debt	-	(0.2)
Net proceeds from issuance of long-term debt	-	250.0
Payments of long-term debt including current maturities	(0.7)	(0.8)
Stock repurchases	(115.5)	(163.1)
Stock options exercised	10.8	14.4
Net cash provided by (used for) financing activities of continuing operations	(105.4)	100.3
Net cash used for financing activities of discontinued operations	-	-
Net cash provided by (used for) financing activities	(105.4)	100.3

Net increase in cash and cash equivalents	44.4	71.8
Cash and cash equivalents at beginning of period	283.4	487.7

Cash and cash equivalents at end of period	$327.8	$559.5

Free cash flow from continuing operations
Net cash provided by operating activities of continuing operations	$239.9	$216.0

Net cash provided by (used for):
Capital expenditures	(156.3)	(139.7)
Proceeds from the sale of property, plant and equipment	5.3	6.8
Other, net	12.1	(0.4)

Free cash flow from continuing operations	$101.0	$82.7